     As filed with the Securities and Exchange Commission on May 20, 1999


                                                       Registration No.333-73281
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               ------------------

                              AMENDMENT NO. 1 TO

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                               ------------------

                         RTI INTERNATIONAL METALS, INC.
             (Exact name of registrant as specified in its charter)

                    Ohio                                     52-2115953
       (State or other jurisdiction of                   (I.R.S. Employer
        incorporation or organization)                  Identification No.)

                               1000 Warren Avenue
                               Niles, Ohio  44446
                                 (330) 544-7700

  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               ------------------

                               Timothy G. Rupert
               Executive Vice President & Chief Financial Officer
                         RTI International Metals, Inc.
                               1000 Warren Avenue
                               Niles, Ohio  44446
                                 (330) 544-7700

 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                               ------------------

     Approximate date of commencement of the proposed sale of the securities to the public: From time to time after the effective date of this Registration Statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

     If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If this form is a post effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                              ------------------

     The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                                  PROSPECTUS

                        RTI INTERNATIONAL METALS, INC.

                        155,540 SHARES OF COMMON STOCK

                              ------------------


     Richard R. Burkhart and Joseph H. Rice are selling up to 155,540 shares of common stock of RTI International Metals, Inc. They may sell the stock in public or private transactions, on or off United States exchanges, at prevailing market prices, or at privately negotiated prices. On May 19, 1999, RTI stock closed on the New York Stock Exchange at $13.0625 per share.

                              ------------------


Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                              ------------------


                                 May 20, 1999

                          OTHER AVAILABLE INFORMATION

          We are subject to the informational requirements of the Securities Exchange Act of 1934, so we file reports, proxy statements and other information with the Securities and Exchange Commission. You can read, inspect and copy these documents at the public reference facilities maintained by the Commission at the following locations.

          . Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C.;

          . 7 World Trade Center, New York, New York 10048; and

          . Citicorp Center, 500 West Madison Street, Suite 1400, Chicago,
            Illinois 60606.

The Commission maintains an internet site that contains material filed electronically by us with the Commission which you can access at http://www.sec.gov. Materials can also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005, which is the stock exchange on which our common stock is listed.

          We have filed with the Commission a registration statement under the Securities Act of 1933 for the common stock covered by this prospectus. The prospectus includes all material information relating to the offering, but omits some of the information contained in the registration statement. Additional information concerning documents mentioned in this prospectus can also be found in the exhibits to the registration statement. The registration statement and the exhibits may be inspected without charge at the Commission's Washington, D.C. reference facility and copies may be obtained from the Commission at prescribed rates.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

          The Commission allows RTI to "incorporate by reference" the information it files with it, which means that RTI can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that RTI files later with the Commission will automatically update and supersede this information. RTI incorporates by reference the following documents:

          . RTI's Annual Report on Form 10-K for the year ended December 31,
            1998;

          . All other reports filed by RTI under Section 13(a) or 15(d) of the Exchange Act since December 31, 1998;

          . The description of the common stock contained in RTI's Registration
            Statement on Form 8-A12B (File No. 1-14437) dated August 21, 1998, including any reports updating the description; and

          . All documents subsequently filed by RTI with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering of the shares covered by this prospectus.

          You can get a free copy of any of the documents incorporated by reference, except for the exhibits to the documents unless the exhibits are themselves incorporated by reference. Call or write Dawne S. Hickton, Esq., Vice President and General Counsel, RTI International Metals, Inc., 1000 Warren Avenue, Niles, Ohio 44446-7701 (telephone number 330-544-7818). You should rely only on the information incorporated by reference or provided in this prospectus or any supplement. RTI has not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of these documents.

                                  THE COMPANY

          RTI was incorporated in 1998 under the laws of Ohio. In October, 1998, RTI became a holding company with RMI Titanium Company as its principal subsidiary. At March 31, 1999, RTI had total assets of approximately $395 million and total shareholders' equity of approximately $297 million.

          In 1998 RTI acquired New Century Metals, Inc. and formed RTI Energy Systems, Inc., which are also principal subsidiaries of RTI. RTI's subsidiaries

          . produce and fabricate titanium;

          . distribute titanium and other corrosion resistant alloys to the aerospace, chemical processing, oil and power generation industries; and

          . provide engineering and fabrication services for the oil and gas industry, including weld design and repair services, and materials engineering and testing services.

RTI's principal executive offices are located at 1000 Warren Avenue, Niles, Ohio, telephone: (330) 544-7622.

                   PRICE RANGE OF COMMON STOCK AND DIVIDENDS

          The common stock trades on the New York Stock Exchange under the symbol RTI. Prior to October 1, 1998, common stock of RMI traded on the NYSE under the symbol RTI. The following table shows the high and low sales prices of the common stock and the common stock of RMI, as reported on the NYSE Composite Tape, since 1997. We paid no dividends during this period.

                                                              Sales Price Per Share

                                                               High            Low
                                                          --------------  --------------
1997
        First Quarter (RMI)............................       $28.00          $17.50
        Second Quarter (RMI)...........................        28.00           20.00
        Third Quarter (RMI)............................        29.5625         20.5625
        Fourth Quarter (RMI)...........................        26.1875         16.50

1998
        First Quarter (RMI)............................       $24.6875        $20.00
        Second Quarter (RMI)...........................        23.125          20.0625
        Third Quarter (RMI)............................        23.625          17.875

                                                              Sales Price Per Share

                                                               High            Low
                                                          --------------  --------------
        Fourth Quarter (RTI)...........................        19.50           11.00

1999
        First Quarter (RTI)............................       $15.875         $ 9.50
        Second Quarter (Through May 19, 1999) (RTI)....        13.75            9.375

          We will determine whether to pay dividends based on our results of operations, financial condition, regulatory constraints and other factors deemed relevant by our board of directors. Preferred shareholders have a preferential right to dividends. See "Description of Capital Stock" on page 7, below.

                                  RISK FACTORS

          You should consider the following factors before you invest in shares of RTI's common stock.

Work Stoppage Adversely Affected Earnings
-----------------------------------------

          RMI Titanium Company experienced a work stoppage at its Niles, Ohio plant from October 1, 1998 through April 12, 1999. The cost of the work stoppage, including lost shipments, is estimated at $1.0 to $2.5 million per month, so first quarter 1999 results were adversely impacted. Because of the time required to complete an orderly recall of production and maintenance workers, it is unlikely that a resumption to normal plant operating levels will be completed until mid second quarter. This delay is likely to have a negative impact on second quarter earnings as well as total year 1999 results, although RTI is currently unable to quantify this impact on full-year results.

Reduced Backlog Could Adversely Affect Earnings
-----------------------------------------------

          As of March 31, 1999, our total order backlog was approximately
$266 million compared to $303 million at December 31, 1998. This resulted from a softening in demand from the commercial aerospace markets. If this continues, it could have an adverse affect on our results of operations and financial condition.

Provisions Could Discourage Acquisitions and Dilute Shareholders
----------------------------------------------------------------

          Certain provisions of RTI's articles of incorporation, code of regulations, credit facility and Ohio law could discourage potential acquisition proposals and could delay or prevent a change in control of RTI. RTI is authorized to issue up to five million shares of preferred stock, the relative rights and preferences of which may be fixed by RTI's board of directors, subject to the provisions of RTI's articles of incorporation, without shareholder approval. Although RTI has no present plans to issue any shares of preferred stock, the future issuance of preferred stock may have the affect of delaying, deferring or preventing a change in control of RTI or the payment of dividends on common stock. The issuance of preferred stock could also adversely affect the voting power of the holders of common stock, including the loss of voting control to others.

Change of Control Related to Outstanding Notes
----------------------------------------------

          On March 31, 1999, RTI's largest stockholder, USX Corporation, terminated its ownership interest in RTI by irrevocably depositing the 5,483,600 RTI shares owned by USX with Chase Manhattan Trust Company, N.A. The shares constitute approximately 27% of RTI's outstanding shares. Chase Manhattan is the trustee of a note indenture under which USX issued 6 3/4% exchangeable notes due February 1, 2000. All of those notes are still outstanding. At maturity, each note is mandatorily exchangeable for a number of shares of RTI common stock on a variable basis up to one share per note depending on the market price of the RTI common stock at maturity. RTI does not believe that any of the note holders will exercise control over RTI as a result of the distribution.

Dependence on Cyclical Aerospace Markets Could Impact Performance
-----------------------------------------------------------------

          RTI is largely dependent on the aerospace industry, and its performance could be impacted by the cyclical nature of that industry. Accordingly, if the titanium industry experiences an extended downturn, RTI may require additional capital to maintain its operations and competitive position and no assurance can be given that RTI will have access to capital when required. As of December 31, 1998, the leading manufacturers of commercial aircraft reported an aggregate of 3,095 planes under final order and deliverable over the next five years. The comparable backlogs as of December 31, 1997 and 1996 were 2,753 planes and 2,370 planes, respectively. Recent announcements by Boeing, however, regarding reductions in forecasted production rates in the 1999-2000 time frame could impact the overall demand for titanium products in the near term.

New Product and Market Development Is Not Assured
-------------------------------------------------

          In an effort to lessen its dependence on the aerospace market and to increase its participation in other markets, RTI has been devoting significant resources to developing new markets and applications for its products, principally in the oil and gas and geothermal energy production industries. RTI cannot give any assurances as to the extent to which it will be able to develop new markets for its products, the time required for development or the level of demand for these products. The consequence of failure to develop these new markets would be that RTI's dependence on the cyclical aerospace industry would not be reduced.

Access to Capital Could Be Impaired
-----------------------------------

          RTI's credit agreement dated June 8, 1998 contains covenants requiring, among other things, that RTI maintain a minimum ratio of consolidated earnings before interest and taxes to consolidated interest expense and a minimum consolidated net worth. If RTI is unable to comply with these covenants, any borrowings under the credit agreement could become due and RTI's ability to obtain capital could be impaired.

Raw Material Supplies and Conversion Services Could Be Interrupted
------------------------------------------------------------------

          RTI is dependent on third parties for titanium sponge, its basic raw material, and if RTI's ability to purchase sufficient quantities of sponge is disrupted for any reason it could have a material adverse affect upon RTI. RTI is also dependent upon the services of outside converters to perform important conversion services on its products. An interruption of these functions could have an adverse affect on RTI's business in the short term.

Environmental Clean Up Costs Could be Material
----------------------------------------------

          RTI is involved in investigative or cleanup projects under federal or state environmental laws at a number of waste disposal sites, including a Superfund site. RTI can give no assurance that additional environmental investigation or remediation obligations at other locations will not be asserted against it or entities for which it may be responsible, whether by contract or by operation of law. The ultimate resolution of environmental matters could, individually or in the aggregate, be material to RTI's consolidated financial statements.

Russian Titanium Products Could Adversely Affect RTI
----------------------------------------------------

          A Russian titanium producer has the largest rated capacity in the world, although management believes practical capacity is substantially less. Wrought products produced by this firm, including plate, sheet and pipe, are entitled to favorable tariff treatment, as compared to unwrought products, such as titanium sponge. This could allow Russian wrought products to be priced favorably compared to those produced by RTI, while preventing RTI from purchasing Russian titanium sponge on favorable terms.

                                USE OF PROCEEDS

          RTI will not receive any of the proceeds from the sale of the shares by Richard R. Burkhart and Joseph H. Rice. All proceeds from the sale of common stock offered will be for the account of those individuals.

                              SELLING SHAREHOLDERS

          The following table sets forth the following information:

          . The name of each of the selling shareholders; and

          . The number of shares of common stock which each selling shareholder owned as of the date of this prospectus.


                                                Number of shares
Name of selling shareholder                     of common stock
---------------------------                     ----------------
Richard R. Burkhart                                  92,300

Joseph H. Rice                                       77,770

All of Mr. Rice's shares and 77,770 of Mr. Burkhart's shares may be sold under this prospectus. Richard R. Burkhart is a director and officer of New Century Metals and is Group Vice President of RTI. Joseph H. Rice was a director of New Century Metals.

                          DESCRIPTION OF CAPITAL STOCK

          RTI has 50,000,000 shares of common stock and 5,000,000 shares of preferred stock authorized. At May 1, 1999, there were 20,757,768 shares of common stock, and no shares of preferred stock outstanding.

          The following description of the common stock and the preferred stock is summarized from the relevant provisions of the amended and restated articles of incorporation of RTI. For a more complete statement of those provisions, you can refer to the articles of incorporation, which are filed as an exhibit to the registration statement.

Common Stock

          The holders of common stock are entitled to one vote per share. At a meeting of shareholders at which a quorum is present, a majority of the votes cast decides all questions, unless the matter is one upon which a different vote is required by express provision of law or RTI's articles of incorporation or code of regulations. For an amendment to RTI's articles of incorporation, or a merger or consolidation required to be approved by shareholders, a sale or disposition of all or substantially all of the assets of RTI or a dissolution of RTI a two-thirds vote is required. Cumulative voting is not permitted with respect to the election of directors.

          The holders of common stock have no preemptive rights and have no rights to convert their common stock into any other securities. Subject to the rights of holders of outstanding preferred stock, in the event of a liquidation, dissolution or winding up of RTI, holders of common stock are entitled to participate equally, share for share, in all assets remaining after payment of liabilities.

          The holders of common stock may receive dividends as declared by RTI's board of directors out of funds legally available for payment of dividends, when and if any dividends are declared. Those dividends may be subject to the payment of preferential dividends with respect to any outstanding preferred stock. The payment by RTI of any dividends rests within the discretion of its board of directors and will depend upon RTI's results of operations, financial condition and capital expenditure plans, as well as other factors considered relevant by the board of directors.

Preferred Stock

          The preferred stock may be issued without shareholder approval. Holders of preferred stock are entitled to one vote per share. If dividends on preferred stock are cumulatively in arrears for six or more full quarters, holders of preferred stock, voting together as a class, are entitled to elect two additional directors of RTI.

          Any shares of preferred stock outstanding have preference over the rights of the common stock for dividends paid and assets distributed in the event of liquidation or dissolution of RTI. Holders of preferred stock are not, however, entitled to participate in the distribution of the assets of RTI in excess of the liquidation price fixed by RTI's board of directors and all accrued and unpaid dividends. Depending on the board of directors' discretion, the holders of preferred stock may have rights to convert their preferred stock into common stock. If the preferred stock is convertible, the stated capital attributable to the converted shares will be adjusted so it is the same as the stated capital of the common stock into which it is converted.

          The board of directors is authorized to determine the other specific terms of the preferred stock to the extent that the terms are not otherwise prescribed by law.

                              PLAN OF DISTRIBUTION

          The selling shareholders may offer shares from time to time depending on market conditions and other factors, in one or more transactions on the New York Stock Exchange or other securities exchanges on which the shares are traded, in the over-the-counter market or otherwise, at market prices prevailing at the time of sale, at negotiated prices or at fixed prices. The shares may be offered in any manner permitted by law, including through underwriters, brokers, dealers or agents, and directly to one or more purchasers. Sales of shares may involve:

          . Sales to underwriters who will acquire shares for their own account and resell them in one or more transactions at fixed prices or at varying prices determined at the time of sale;

          . Block transactions in which a broker or dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

          . Purchases by a broker or dealer as principal and resale by the broker or dealer for its account;

          . An exchange distribution in accordance with the rules of the exchange; and

          . Ordinary brokerage transactions and transactions in which a broker solicits purchasers.

          Brokers and dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the selling shareholders and/or purchasers of shares for whom they may act as agent, which compensation may be in excess of customary commissions. The selling shareholders and any broker or dealer that participates in the distribution of shares may be deemed to be underwriters and any commissions received by them and any profit on the resale of shares positioned by a broker or dealer may be deemed to be underwriting discounts and commissions under the Securities Act. In the event a selling shareholder engages an underwriter in connection with the sale of the shares, to the extent required, a prospectus supplement will be distributed, which will set forth the number of shares being offered and the terms of the offering, including the names of the underwriters, any discounts, commissions and other items constituting compensation to underwriters, dealers or agents, the public offering price and any discounts, commissions or concessions allowed or reallowed or paid by underwriters to dealers.

          In connection with distributions of the common stock or otherwise, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with those transactions, broker-dealers or other financial institutions may engage in short sales of common stock in the course of hedging the positions assumed with the selling shareholders. The selling shareholders also may sell common stock short and redeliver the shares to close out the short positions. The selling shareholders also may enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to the broker-dealer or other financial institution of the common stock offered under this prospectus, which the broker-dealer or other financial institution may resell under this prospectus. It may be necessary to supplement or amend this prospectus to reflect that type of transaction. The selling shareholders also may pledge the shares registered under this prospectus to a broker-dealer or other financial institution, including affiliates of RTI, and, if a default occurs, the broker-dealer or other financial institution may effect sales of the pledged common stock under this prospectus. It may also be necessary to supplement or amend this prospectus to reflect that type of transaction.

          In addition, the selling shareholders may from time to time sell shares in transactions under Rule 144 under the Securities Act.

          RTI has agreed to bear all expenses incurred in connection with the registration and qualification of the shares covered by this prospectus. In addition, RTI and each selling shareholder is required to agree to a customary form of indemnification in order to indemnify and hold each other harmless against any liability in connection with the registration statement of which this prospectus is a part.

                                 LEGAL MATTERS

          Legal matters in connection with the validity of the shares offered were passed upon for RTI by Dawne S. Hickton, Vice President and General Counsel for RTI.

                                    EXPERTS

          The consolidated financial statements of RTI included in RTI's 1998 Annual Report on Form 10-K as of December 31, 1998 and 1997 and for each of the three years in the period ended December 31, 1998, were incorporated by reference in this prospectus in reliance upon the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing.

                       CERTAIN FORWARD-LOOKING STATEMENTS

          Certain statements incorporated by reference or made in this prospectus are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements include, without limitation, statements regarding estimates of industry shipments, the future availability and prices of raw materials, the availability of capital on acceptable terms, the competitiveness of the titanium industry, potential environmental liabilities, RTI's order backlog and the conversion of that backlog into revenue, RTI's strategies and other statements contained in this prospectus that are not historical facts. Because the forward-looking statements involve risks and uncertainties, there are important factors that could cause actual results to differ materially from those expressed or implied by the forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, changes in global economic and business conditions (including in the aerospace markets), RTI's ability to recover its raw material costs in the pricing of its products, the availability of capital on acceptable terms, actions of competitors, the extent to which RTI is able to develop new markets for its products, the time required for that development and the level of demand for those products, changes in RTI's business strategies, and other factors.

================================================================================

     No person has been authorized to give any information or to make any representations other than those contained in this prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities offered by this prospectus or an offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of RTI International Metals, Inc. since the date of this prospectus or that the information contained in this prospectus is correct as of any time subsequent to the date hereof.


                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
Other Available Information................................................    2
Incorporation of Certain Documents by Reference............................    2
The Company................................................................    3
Price Range of Common Stock and Dividends..................................    3
Risk Factors...............................................................    4
Use of Proceeds............................................................    6
Selling Shareholders.......................................................    6
Description of Capital Stock...............................................    7
Plan of Distribution.......................................................    8
Legal Matters..............................................................    9
Experts....................................................................    9
Certain Forward-Looking Statements.........................................    9


================================================================================

                                155,540 SHARES


                               RTI INTERNATIONAL
                                 METALS, INC.

                                 COMMON STOCK

                               ----------------

                                  PROSPECTUS

                               ----------------


                                 MAY 20, 1999



================================================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


Item 14.  Other Expenses Of Issuance And Distribution

          Estimated expenses of the Registrant in connection with the issuance and distribution of the Registrant's Common Stock are as follows:

     Securities and Exchange Commission
      registration fee                         $   636.65
     Transfer Agent and Registrar Fees         $ 1,000.00
     Accounting fees and expenses              $ 5,000.00
     Printing                                  $ 3,500.00
     Legal fees and expenses                   $10,000.00
     Listing Fees                              $        0
     Other                                     $ 3,000.00
                                               ----------
          Total Expenses                       $23,136.65

     No expenses are to be borne by the selling shareholders, Richard R. Burkhart and Joseph H. Rice.

Item 15.  Indemnification Of Directors And Officers

          RTI International Metals, Inc.'s (the "Company's") Code of Regulations effectively provide that the Company, to the full extent permitted by Section 1701.13 of the Ohio Revised Code, as amended from time to time ("Section 1701.13"), shall indemnify all directors and officers of the Company and may indemnify all employees, representatives and other persons as permitted pursuant thereto.

          Section 1701.13 of the Ohio Revised Code permits a corporation to indemnify its officers, directors and employees (other than in certain cases involving bad faith, negligence or misconduct) from and against any and all claims and liabilities to which he or she may become subject by reason of his or her position, or acts or commissions in such position, including reasonable costs of defense and settlements (except in connection with shareholder derivative suits, where indemnification is limited to the costs of defense). Ohio law also permits corporations to provide broader indemnification than that provided by statute.

          The Company maintains insurance against liabilities under the Securities Act of 1933 (the "Securities Act") for the benefit of its officers and directors.

          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 16.  Exhibits

          The following exhibits are filed herewith or incorporated by reference herein as part of this Registration Statement:


Number                                  Description
------                                  -----------
         4.1  RTI International Metal's amended and restated Articles of Incorporation
         4.2  RTI International Metal's Code of Regulations
        23.2  Consent of PricewaterhouseCoopers LLP

Item 17.  Undertakings

          The Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

          Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to any provision or arrangement whereby the Registrant may indemnify a director, officer or controlling person of the Registrant against liabilities arising under the Securities Act of 1933, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES


          Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Niles, State of Ohio, on May 18, 1999.


                                    RTI INTERNATIONAL METALS, INC.
                                    (Registrant)


                                    By: /s/ Timothy G. Rupert
                                       -----------------------------------------
                                        Timothy G. Rupert
                                        Executive Vice President,
                                        Principal Accounting Officer and
                                        Chief Financial Officer

          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on May 18, 1999:


TIMOTHY G. RUPERT, Director, Executive Vice-President, Principal Accounting Officer and Chief Financial Officer; JOHN H. ODLE, Director and Executive Vice President; CRAIG R. ANDERSSON, Director; NEIL A. ARMSTRONG, Director; DANIEL I. BOOKER, Director; RONALD L. GALLATIN, Director; CHARLES C. GEDEON, Director; ROBERT M. HERNANDEZ, Director and Chairman of the Board; WESLEY W. von SCHACK, Director.


                                    By  /s/ Dawne S. Hickton
                                      ------------------------------------------
                                        Dawne S. Hickton
                                        Attorney-in-Fact

                                 EXHIBIT INDEX


Number            Description                                       Method of Filing
 4.1    RTI International Metal's amended and            Previously filed as Exhibit 3.1 to Form 10-Q
        restated Articles of Incorporation               (1-14437) and incorporated herein by
                                                         reference
 4.2    RTI International Metal's Code of Regulations    Previously filed as Exhibit 3.3 to
                                                         Registration Statement on Form S-4
                                                         (333-61935) and incorporated herein by
                                                         reference
23.2    Consent of PricewaterhouseCoopers LLP            Filed herewith